Harbin Electric Announces Shareholder Approval of Merger With Tech Full Electric

HARBIN, China, Oct. 29, 2011 /PRNewswire-FirstCall/ — Harbin Electric, Inc. ("Harbin Electric" or the "Company"; NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People's Republic of China, announced today that Harbin Electric shareholders voted at a special meeting of shareholders to approve, among other things, the Company's Agreement and Plan of Merger dated as of June 19, 2011, as amended (the "Merger Agreement"), with Tech Full Electric Company Limited ("Tech Full Electric") and Tech Full Electric Acquisition, Inc. ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Tech Full Electric.

Approximately 90.7% of the Company's total outstanding shares of common stock voted in person or by proxy at the Special Meeting of Shareholders held earlier today in New York City. The Merger Agreement was approved by approximately 90.6% of the outstanding shares of Harbin Electric common stock and approximately 84.2% of total unaffiliated shares of Harbin Electric, satisfying the majority of unaffiliated stockholders voting requirement set forth in the Merger Agreement.  Approximately 0.1% of the outstanding shares of Harbin Electric common stock were voted against the approval of the Merger Agreement.

The Company currently anticipates closing the transaction in the following week.  Under the terms of the Merger Agreement, Harbin Electric shareholders are entitled to receive $24.00 in cash for each share of Harbin Electric common stock that they hold, without interest and less any applicable withholding taxes.  Letters of transmittal allowing Harbin Electric shareholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be mailed within two business days of the effective date of the merger.  Shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

The merger will result in Harbin Electric becoming a privately-held company and its common stock will no longer be listed on the NASDAQ Global Select Market.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K/A for the year ended December 31, 2010, filed with the SEC on September 29, 2011. The Company does not undertake any obligation to update forward-looking statements contained in this press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negatives thereof, or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the Merger Agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; adoption of the Merger Agreement by the Company's shareholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in the Company's reports filed with the SEC.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaboration with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil field in China. Its self-developed linear motor propulsion system is powering China's first domestically-made linear-motor-driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

For media inquiries, please contact:
Matt Sherman / Matt Cuneo / Nicole Greenbaum
Joele Frank, Wilkinson Brimmer Katcher
Tel:  +1-212-355-4449

For investor inquiries, please contact:
Paul Schulman / Amy Bilbija
MacKenzie Partners, Inc.
Tel:  +1-212-929-5364 (Mr. Schulman)
Tel:  +1-650-798-5206 (Ms. Bilbija)

Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel:  +1-631-312-8612
Email: IR@HarbinElectric.com

Linda Bergkamp
Christensen Investor Relations
Tel:  +1-480-614-3004
Email: LBergkamp@ChristensenIR.com

SOURCE Harbin Electric, Inc.